                                                                     Exhibit 2.3




                         SHAREHOLDER SUPPORT AGREEMENT
                         -----------------------------


          Eli Lilly and Company, an Indiana corporation ("Lilly"), its wholly-owned subsidiary, Trans-IMS, Inc., a Colorado corporation (the "Subsidiary"), and Integrated Medical Systems, Inc., a Colorado corporation ("IMS"), are proposing to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated today, providing for the merger of the Subsidiary into IMS (the "Merger").

          The undersigned Shareholder owns, or has the right to acquire upon the exercise of options or warrants or the conversion of convertible securities, shares of IMS Common Stock and/or Series B Preferred Stock as set forth on the signature page hereof. In order to induce Lilly to enter into, and to make loans to IMS as contemplated in, the Merger Agreement, the Shareholder agrees with Lilly as follows:

          1. From and after the date hereof through the first to occur of (x) the consummation of the Merger or (y) the termination of the Merger Agreement, the Shareholder will:

          (a) refrain from transferring, selling, pledging (excluding bona fide pledges to banks, financial institutions and brokerage firms), assigning or otherwise disposing of any of the shares of IMS capital stock of any class or series, or any of the options or warrants to acquire such shares, now owned or hereafter acquired by the Shareholder to any person (other than Lilly or a Lilly subsidiary or a member of the Shareholder's immediate family who agrees to be bound by the terms of this Agreement);

          (b) refrain from soliciting or (subject to any fiduciary obligations the Shareholder has in his capacity as a director if he is a director of
     IMS) entering into any agreement or understanding with, or furnishing any non-public information concerning IMS to, any person (except Lilly, its affiliates and representatives) for such transfer, sale, pledge, assignment or other disposition or for a merger or sale of IMS, or the sale of a substantial part of its assets, and refrain from voting in favor of, or otherwise supporting or assisting, any such transaction; and

          (c) vote all shares of IMS capital stock of any class or series owned by the Shareholder in favor of the merger contemplated by the Merger Agreement if the Merger Agreement is submitted to the shareholders of IMS.

          2. The Shareholder agrees that if the Merger is consummated, he will elect to receive cash and/or Series D Preferred Stock in exchange for any shares of Series B Preferred Stock that he then owns, and will not elect to retain such shares of Series B Preferred Stock. The Shareholder also hereby waives any rights that he may have to register securities of IMS under the Securities Act of 1933, as amended, or to require IMS to provide information to facilitate public resales of securities pursuant to Rule 144 or otherwise and consents to the termination of any agreements providing for such rights, such waiver and consent to become inoperative in the event that the Merger is not consummated.

          3. This Agreement shall be governed by the laws of the State of Colorado; shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, beneficiaries, representatives, successors and assigns; and shall entitle Lilly to the equitable relief of specific performance in the event of a breach. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be modified, amended, altered or supplemented except upon the execution and delivery of a subsequent written agreement; and may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.


Dated:  August 2, 1995

Accepted and agreed:

ELI LILLY AND COMPANY


By___________________              ___________________________________________
                                                               The Shareholder
                                   Address:



                         Number of Shares
                         ----------------
                                        Right
                              Owned     to Acquire
                              -----     ----------

Common Stock
Series B Preferred

                                       2